EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We have issued our report dated March 24, 2005, except for Note 19, as to which the date is March 30, 2005 and Note 22, as to which the date is May 31, 2005, accompanying the consolidated financial statements of Tarrant Apparel Group included in the Annual Report on Form 10-K for the year ended December 31, 2004 which are incorporated by reference into this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."



/s/ GRANT THORNTON LLP

Los Angeles, California


May 31, 2005